Exhibit 10.10

Form of Fiscal Year 2003 Bonus Plan for
President and Chief Executive Officer
President —Michaels Stores Group
Corporate Executive Vice President

Purpose

The Year 2003 Bonus Plan has been developed to provide financial incentives to those members of management that can make an important contribution to Michaels success and to encourage those members to remain with the Company.

Eligibility

To be eligible for a bonus under the Year 2003 Bonus Plan, an associate must be in a bonus eligible position during Fiscal Year 2003. The Fiscal Year begins on February 2, 2003 and concludes on January 31, 2004. If an associate is not employed in a bonus eligible position during the entire fiscal year, he/she will be eligible to earn a prorated bonus based upon the number of full months that he/she was in position. Individuals who assume position on or before the 15th of the month will receive credit for that entire month. Individuals who assume position after the 15th will not receive credit for that month. Anyone hired or placed in a bonus eligible position after November 15, 2003 will not be eligible to earn a bonus in the Year 2003 Bonus Plan.

If an associate is promoted or changes position during the bonus period, bonus earnings will be calculated using the number of full months (see previous paragraph) in each position, the respective base salaries and the applicable target bonus amount (s).

How a Bonus is Earned

The following factors must be satisfied in order for an eligible associate to earn a bonus under the Year 2003 Bonus Plan.

1.	The associate must be eligible as set forth in the Eligibility section of the Year 2003 Bonus Plan.

2.	In order to earn a bonus under the Year 2003 Bonus Plan, an associate must be employed by the Company, in a bonus eligible position, at the time bonuses are paid. If an associate is not employed by the Company in a bonus eligible position at the time bonuses are paid, regardless of the reason for termination of employment, the associate does not earn a bonus under the Year 2003 Bonus Plan.

3.	An associate does not earn a bonus payment for FY 2003 if: 1) he/she receives an overall performance rating of “Unacceptable” for FY 2003 and/or 2) at the time of bonus payout he/she is on a Performance Improvement Plan (“PIP”) that was initiated during FY 2003. Associates who are on a Performance Improvement Plan that was initiated in FY 2004 will be eligible for a bonus payment for FY 2003.

The Company anticipates that this bonus plan will be part of an ongoing bonus program, but the Company does not guarantee that the program will in fact continue for future periods or that the terms of the program will not change.

When bonuses are paid, the Company typically makes bonus payments in April of the following fiscal year.

Bonus Payout Formula

Bonus payouts will be based upon your earned percentage multiplied by your base salary as of the first day of the fiscal year (February 2, 2003). Your earned percentage will be based upon actual performance as compared to Plan.

2003 Bonus Plan
President and Chief Executive Officer
President—Michaels Stores Group
Corporate Executive Vice President

Company Profit Before Taxes
% Of Plan	Bonus Payout % of Salary
104+%
102%
100%
98%
96%
94%
Less than 94%